1. Name and Address of Reporting Person

Tallerine      Leonard             C.
---------------------------------------
(Last)         (First)        (Middle)

  1221 McKinney, Suite 1800
---------------------------------------
               (Street)

 Houston,        Texas           77010
---------------------------------------
(City)          (State)          (Zip)


2.  Date of Event Requiring Statement

07/31/97


3.  IRS or Social Security Number of Reporting Person (Voluntary)

(blank)

4.   Issuer Name and Ticker or Trading Symbol

Panaco, Inc. (PANA)

5.   Relationship of Reporting Person(s) to Issuer

Director & Officer

Title:  Vice President

6.   If Amendment, Date of Original

(blank)

7.   Individual or Joint/Group Filing

Form filed by One Reporting Person


Table I - Non-Derivative Securities Beneficially Owned


1.  Title of Security              Amount of Securities          Ownership Form
                                                                 Direct (D) or
                                                                 Indirect (I)

     Common Stock                  1,548,784                          D



Table II

(blank)

                                                       Dated:  August 7, 1997

                                                       \s\Leonard C. Tallerine
                                                       -----------------------

                                                       Leonard C. Tallerine
                                                       --------------------